EXHIBIT 99.1

Updated Business Disclosure

Regulatory Update

As a pharmaceutical company that operates in the United States, we are subject to extensive regulation by the FDA and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act, or the FD&C Act, the Public Health Service Act and FDA’s implementing regulations set forth, among other things, requirements for the testing, development, manufacture, quality control, safety, effectiveness, approval, labeling, storage, record keeping, reporting, distribution, import, export, advertising and promotion of our product candidates. Although the discussion below focuses on regulation in the United States, because that is currently our primary focus, we anticipate seeking approval for, and marketing, our products in other countries in the future. Generally, our activities in other countries would be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences.

With respect to FDA review of Ampion and our completed and ongoing clinical trials, including the AP-003-A and AP-003-C trials, we have been and expect to continue to be engaged in meetings and correspondence with the FDA about the product, its manufacturing, and the preclinical and clinical testing necessary to support Ampion’s safety and efficacy. We met with the FDA in July 2018 and have received a letter in response thereto. In the letter, the FDA stated that it considers the AP-003-A trial to be an adequate and well-controlled clinical trial that provides evidence of effectiveness of Ampion and can contribute to the substantial evidence of effectiveness necessary for approval of a BLA, but that as a single trial the AP-003-A study alone does not appear to provide sufficient evidence of effectiveness to support a BLA. Despite our belief that the APC-003-C trial design was based on FDA guidance and feedback and consistent with FDA precedent for similar products (in intended use, in origin, and in regulatory pathway), which we reiterated with the FDA multiple times, the FDA does not consider the AP-003-C trial to be an adequate and well-controlled clinical trial. The FDA recommended that we perform an additional randomized trial with a concurrent control group and that we request a Special Protocol Assessment to obtain FDA concurrence of the trial design before beginning the study. We plan to continue to discuss with the FDA the necessity of conducting this additional trial, as we believe the current body of data is sufficient to submit the BLA.

Ampio will also continue to address with the FDA the validation of manufacturing processes and controls for the submission of a BLA for Ampion.

Forward-Looking Statements

Our statements above that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding our expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, including whether the FDA will require another trial, the Biologics License Application (BLA), to clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in our filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. We undertake no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.